Exhibit 99.1

Neuronetics Reports Third Quarter 2019 Financial and Operating Results

MALVERN, Pa., November 05, 2019 – Neuronetics, Inc. (NASDAQ: STIM), a commercial stage medical technology company focused on designing, developing and marketing products that improve the quality of life for patients who suffer from psychiatric disorders, today announced its financial and operating results for the third quarter of 2019.

Third Quarter 2019 Highlights

•	Third quarter 2019 revenue of $16.0 million, an increase of 16% over the third quarter of 2018
•	Third quarter 2019 U.S. treatment session revenue of $10.3 million, an increase of 11% over the third quarter of 2018
•	Third quarter 2019 U.S. NeuroStar® Advanced Therapy revenue of $4.6 million, an increase of 18% over the third quarter of 2018
•	Active installed base was 1,032, as of September 30, 2019, an increase of 20% over the prior year period

Third Quarter 2019 Financial and Operating Results

"Our performance during the quarter was in line with our expectations as we continued to expand our installed base at an impressive rate and drive system utilization as more and more patients receive treatment with NeuroStar Advanced Therapy" said Chris Thatcher, President and Chief Executive Officer of Neuronetics. "We are seeing an emerging segment of the market, ‘TMS only providers,’ leap forward in their growth this quarter and believe this trend will continue. For the balance of this year, we have a slightly reduced outlook as our customer mix shifts toward larger providers and as we optimize our provider calling patterns to drive improved utilization. We are very optimistic about the long-term opportunity for NeuroStar Advanced Therapy both in the U.S., where we continue our leadership position, and internationally, where we are just beginning our efforts to provide the benefits of our therapy to this significant patient population.”

	Revenues by Geography
	Three Months ended September 30,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
United States	$15,294	$13,518	13%
International	706	219	222%
Total revenues	$16,000	$13,737	16%

	United States Revenues by Product Category
	Three Months ended September 30,
	2019	2018
	Amount	Amount	% Change
	(in thousands, except percentages)
NeuroStar Advanced Therapy System	$4,616	$3,908	18%
Treatment sessions	10,252	9,218	11%
Other	426	392	9%
Total United States revenues	$15,294	$13,518	13%

U.S. NeuroStar Advanced Therapy System revenue for the third quarter of 2019 was $4.6 million, an increase of 18% over third quarter 2018 revenue of $3.9 million. The increase was primarily driven by an approximate 240% increase in other NeuroStar revenue due to higher sales-type lease revenue as compared to the third quarter of 2018.  This increase was partially offset by lower capital revenue as capital units sold decreased by 6% and average selling prices declined by 10% as compared to the third quarter of 2018. On a sequential quarterly basis, average selling prices for capital sales were down approximately 3%.

As of September 30, 2019, the active unit installed base in the U.S. was 1,032. This represents an increase of 174 units, or 20%, over the active unit installed base as of September 30, 2018, and an increase of 56 units over the active installed base as of June 30, 2019.

U.S. Treatment Session revenue for the third quarter of 2019 was $10.3 million, an increase of 11% over revenue from the third quarter of 2018 of $9.2 million. The increase in U.S. Treatment Session revenue was primarily the result of an 8% increase in the number of treatment sessions sold and an approximate 170% increase in other treatment session revenue. This revenue increase was partially offset by a 6% decline in the average treatment session selling price as a result of pre-determined volume pricing discounts within our existing customer base that are triggered when those customers surpass certain high-volume thresholds.

Gross margin for the third quarter of 2019 was 73.8%, which is slightly lower than the third quarter of 2018 gross margin of 77.9%. The decrease in gross margin was the result of a higher mix of NeuroStar Advanced Therapy revenue and selling price decreases noted above.

Operating expenses during the third quarter of 2019 were $18.1 million, an increase of $3.1 million compared to $15.0 million in the third quarter of 2018. The increase was primarily driven by sales force expansion and marketing initiatives, higher product and clinical development expenses, as well as additional general and administrative expenses.

Net loss for the third quarter of 2019 was $(6.9) million, or $(0.37) per share, as compared to third quarter 2018 net loss of $(5.0) million, or $(0.29) per share. Net loss per share was based on 18,507,558 and 17,381,854 weighted-average ordinary shares outstanding for the third quarters of 2019 and 2018, respectively.

EBITDA for the third quarter of 2019 was $(5.6) million as compared to the third quarter of 2018 EBITDA of $(3.8) million. See the accompanying financial table that reconciles EBITDA, which is a non-GAAP financial measure, to net loss.

Cash and cash equivalents were $82.4 million as of September 30, 2019. This compares to cash and cash equivalents of $89.6 million as of June 30, 2019 and $104.6 million as of December 31, 2018.

Business Outlook

For the fourth quarter of 2019, the Company expects to report worldwide revenue between $16.7 million and $17.7 million, representing 7% and 13% year-over-year growth, respectively.

For the full year 2019, the Company now expects to report total worldwide revenue between $62.0 and $63.0 million, representing 17% and 19% year-over-year growth, respectively, down from previous guidance between $63.0 and $65.0 million.

For the full year 2019, the Company continues to expect gross margins to be in the mid 70% range, in line with full year 2018 margins.

For the full year 2019, the Company now expects operating expenses to be between $73.5 and $75.5 million, down slightly from previous guidance between $74.0 and $77.5 million.

Webcast and Conference Call Information

Neuronetics’ management team will host a conference call on November 5, 2019 beginning at 8:30 a.m. Eastern Time. Investors interested in listening to the conference call may do so by dialing (877) 472-8990 for domestic callers or +1 (629) 228-0778 for international callers, and referencing Conference ID: 3946759 approximately 10 minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Neuronetics’ website at ir.neuronetics.com.

About Neuronetics

Neuronetics, Inc. is a commercial-stage medical technology company focused on designing, developing, and marketing products that improve the quality of life for patients who suffer from psychiatric disorders. Our first commercial product, the NeuroStar® Advanced Therapy System, is a non-invasive and non-systemic office-based treatment that uses transcranial magnetic stimulation, or TMS, to create a pulsed, MRI-strength magnetic field that induces electrical currents designed to stimulate specific areas of the brain associated with mood.  The system is cleared by the United States Food and Drug Administration, or FDA, for the treatment of major depressive disorder in adult patients who have failed to achieve satisfactory improvement from prior antidepressant medication in the current episode.  NeuroStar is also available in other parts of the world, including Japan, where it is listed under Japan’s national health insurance.  Additional information can be found at www.neuronetics.com.

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995:

Statements in the press release regarding Neuronetics, Inc. (the “Company”) that are not historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by terms such as “outlook,” “potential,” “believe,” “expect,” “plan,” “anticipate,” “predict,” “may,” “will,” “could,” “would” and “should” as well as the negative of these terms and similar expressions. These statements include those relating to: the Company’s business outlook and current expectations for upcoming quarter and fiscal year 2019, including with respect to the level of new system sales and any specific projections provided; the Company’s expectations regarding domestic and international growth opportunities, additional indications and the build out of its NeuroStar Advanced Therapy System platform; expectations or beliefs regarding future events, potential markets or market size, and technological developments; and any statements of assumptions underlying any of the foregoing items. These statements are subject to significant risks and uncertainties and actual results could differ materially from those projected. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to:

the Company’s ability to achieve or sustain profitable operations due to its history of losses; the Company’s reliance on the sale and usage of its NeuroStar Advanced Therapy System to generate revenues; the scale and efficacy of the Company’s salesforce; availability of coverage and reimbursement from third-party payors for treatments using the Company’s products; physician and patient demand for treatments using the Company’s products; developments in respect of competing technologies and therapies for the indications that the Company’s products treat; product defects; the Company’s ability to obtain and maintain intellectual property protection for its technology; developments in clinical trials or regulatory review of NeuroStar Advanced Therapy System for additional indications; and developments in regulation in the United States and other applicable jurisdictions. For a discussion of these and other related risks, please refer to the Company’s recent SEC filings which are available on the SEC’s website at www.sec.gov.  These forward-looking statements are based on the Company's expectations and assumptions as of the date of this press release. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in the Company's expectations.

Investor Contact:

Mark R. Klausner

Westwicke Partners

443-213-0501

ir@neuronetics.com

Media Contact:

Leanne Scott Brown

Vault Communications

610-455-2742

Lbrown@vaultcommunications.com

NEURONETICS, INC.

Statements of Operations

(Unaudited; In thousands, except per share data)

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues	$16,000	$13,737	$45,300	$37,141
Cost of revenues	4,192	3,034	11,170	8,736
Gross Profit	11,808	10,703	34,130	28,405
Operating expenses:
Sales and marketing	10,362	9,672	31,477	27,616
General and administrative	4,285	3,238	13,145	8,952
Research and development	3,489	2,125	9,499	6,010
Total operating expenses	18,136	15,035	54,121	42,578
Loss from Operations	(6,328)	(4,332)	(19,991)	(14,173)
Other (income) expense:
Interest expense	930	928	2,780	2,749
Other expense (income), net	(391)	(299)	(1,281)	1,032
Net Loss	$(6,867)	$(4,961)	$(21,490)	$(17,954)

Net loss per share of common stock outstanding, basic and diluted	$(0.37)	$(0.29)	$(1.17)	$(2.99)
Weighted-average common shares outstanding, basic and diluted	18,508	17,382	18,296	6,014

NEURONETICS, INC.

Balance Sheets

(Unaudited; In thousands, except per share data)

	September 30, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$82,370	$104,583
Accounts receivable, net	7,552	5,620
Inventory	2,924	2,432
Current portion of net investments in sales-type leases	633	-
Current portion of prepaid commission expense	442	-
Prepaid expenses and other current assets	1,985	1,838
Total current assets	95,906	114,473
Property and equipment, net	1,007	1,378
Operating lease right-of-use assets	3,879	-
Net investments in sales-type leases	1,141	-
Prepaid commission expense	2,465	-
Other assets	1,083	1,171
Total Assets	$105,481	$117,022
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,109	$3,756
Accrued expenses	7,612	7,548
Deferred revenue	2,252	2,255
Current portion of operating lease liabilities	529	-
Current portion of long-term debt, net	7,500	-
Total current liabilities	22,002	13,559
Long-term debt, net	23,450	30,395
Deferred revenue	2,229	1,940
Operating lease liabilities	3,470	-
Deferred rent	-	86
Total Liabilities	51,151	45,980
Stockholders’ Equity:
Preferred stock, $0.01 par value: 10,000 shares authorized; no shares issued or outstanding at September 30, 2019 and December 31, 2018	-	-
Common stock, $0.01 par value: 200,000 shares authorized; 18,602 and 17,744 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	186	177
Additional paid-in capital	296,677	291,908
Accumulated deficit	(242,533)	(221,043)
Total Stockholders' Equity	54,330	71,042
Total Liabilities and Stockholders’ Equity	$105,481	$117,022

NEURONETICS, INC.

Statements of Cash Flows

(Unaudited; In thousands)

	Nine Months ended September 30,
	2019	2018
Cash Flows from Operating Activities:
Net loss	$(21,490)	$(17,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	765	671
Share-based compensation	2,458	1,364
Non-cash interest expense	555	642
Change in fair value of convertible preferred stock warrant liability	-	1,396
Cost of rental units purchased by customers	144	148
Changes in certain assets and liabilities:
Accounts receivable, net	(1,933)	(1,016)
Inventory	(455)	(767)
Net investment in sales-type leases	(1,774)	-
Prepaid commission expense	(2,907)	-
Prepaid expenses and other assets	183	(298)
Accounts payable	10	(594)
Accrued expenses	80	(1,461)
Deferred revenue	285	(400)
Deferred rent	-	(46)
Net Cash Used in Operating Activities	(24,079)	(18,315)
Cash Flows from Investing Activities:
Purchases of property and equipment and capitalized software	(454)	(650)
Net Cash Used in Investing Activities	(454)	(650)
Cash Flows from Financing Activities:
Proceeds from issuance of common stock in initial public offering	-	99,998
Payments of public offering costs	-	(3,465)
Proceeds from exercises of stock options	2,320	45
Net Cash Provided by Financing Activities	2,320	96,578
Net (Decrease) Increase in Cash and Cash Equivalents	(22,213)	77,613
Cash and Cash Equivalents, Beginning of Period	104,583	29,147
Cash and Cash Equivalents, End of Period	$82,370	$106,760

Non-GAAP Financial Measures

EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States, or GAAP, and should not be construed as a substitute for, or superior to, GAAP net loss.  However, management uses both the GAAP and non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business.  Further, management believes the addition of the non-GAAP financial measure provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends.  The Company’s calculation of EBITDA may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net loss to EBITDA:

	Three Months ended		Nine Months ended
	September 30,		September 30,
	2019	2018	2019	2018
EBITDA Reconciliation	(in thousands)		(in thousands)
Net loss	$(6,867)	$(4,961)	$(21,490)	$(17,954)
Interest expense	930	928	2,780	2,749
Income taxes	-	-	-	-
Depreciation and amortization	308	208	765	671
EBITDA	$(5,629)	$(3,825)	$(17,945)	$(14,534)